EXHIBIT 21.1

LIST OF SUBSIDIARIES
OF
MACKENZIE REALTY CAPITAL, INC.

Name of Subsidiary	Jurisdiction of Incorporation

Hollywood Hillview Owner, LLC	Delaware
MacKenzie BAA IG Shoreline LLC	California
MacKenzie NY Real Estate 2 Corp.	New York
MacKenzie Realty Operating Partnership, LP	Delaware
MacKenzie Satellite Place, Inc.	Delaware
Madison-PVT Partners LLC	California
PT Hillview GP, LLC	Delaware
PVT-Madison Partners LLC	California
First & Main, LP	California
Green Valley Medical Center, LLC	California
Main Street West, LP	California
Martin Plaza, LLC	California
One Harbor Center, LP	California
Westside Professional Center, LLC	California
Woodland Corporate Center Two, LP	California
1300 Main, LP	California
220 Campus Lane, LLC	California
Campus Lane Residential, LLC	California
GV Executive Center, LLC	California